Exhibit 10.4

Global Arena Capital Corp.

708 Third Avenue

NEW YORK, NY 10017

FINRA	TELEPHONE:
(212) 508-4700
SIPC	FAX:
(212) 508-4700

Croff Enterprises, Inc. (America’s Minority Health Network, Inc)

AGREEMENT

This will confirm our understanding and agreement (the “Agreement”) by signature below, prior to September 16th, 2009, between Croff Enterprises, Inc. (the “Company”), with its principal place of business at 345 North Maple Drive, Ste. 208, Beverly Hills, Calif., 90210, and Global Arena Capital Corp. (“GAC”), with its principal place of business at 708 Third Ave., New York, N.Y. 10017.

The parties agree as follows:

1.	Appointment as Exclusive Representative

(a) The Company hereby appoints GAC as its exclusive representative in order to attempt to raise approximately $5,000,000 for the Company through the offer and sale by the Company of its unregistered, or unregistered convertible, securities to investors, in an offering not to be registered with the Securities and Exchange Commission or the securities commission of any state. The sum of money and a description of the unregistered securities of the Company to be offered and sold as contemplated by this Agreement will be generally set forth in a schedule containing the exact sum and the particulars of the unregistered securities and will be more completely defined in documentation to be executed by the Company and the investors.

(b) GAC hereby accepts such appointment and agrees to use its best efforts to raise the funds contemplated by this Agreement for the Company, subject to the provisions and conditions of this Agreement; provided, however, that nothing in this Agreement or otherwise shall be deemed a guaranty or warranty that the Representative will be able to raise any money for the Company. Such appointment shall be subject to GAC’s Commitment Committee’s continuing approval.

2.	Company’s Duties

(a) The Company, with the assistance of GAC, shall prepare a Term Sheet or the like, a Private Placement Memorandum, if needed, and such other documents as may be necessary for the non-public offering and sale by the Company of its unregistered securities, as contemplated by paragraph 1 of this Agreement, and the Company shall comply with all federal and state securities laws applicable to the Company’s offer and sale of such restricted securities.

(b) The Company agrees to provide to GAC, among other things, all information requested or required by GAC, or a potential investor, including, but not limited to, information concerning historical and projected financial results and possible and known litigations, environmental and other contingent liabilities of the Company. The Company also agrees to make available to GAC such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as GAC may reasonably request.

The Company will promptly advise GAC of any material changes in its business, finances or shareholdings. The Company represents that all information made available to GAC by the Company, including, without limiting the generality of the foregoing, any descriptive memorandum or other information materials prepared by or approved by the Company, will be complete and correct in all material respects and will not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. In rendering its services hereunder, GAC will be using and relying primarily on such information without independent verification thereof or independent appraisal of any of the Company’s assets. GAC does not assume responsibility for the accuracy or completeness of the information to which reference is made above.

(c) The Company agrees to immediately advise GAC of any facts or circumstances, which could have a material effect, whether adverse or positive, on the Company’s financial condition, business or prospects.

3.	Compensation to GAC

(a) If the Company shall sell any of its restricted convertible securities (“restricted securities”) during the term of this Agreement or within eighteen months after the term of this Agreement to any investor(s) introduced by GAC to the Company, as defined in Section 10 below, or contacted by GAC during the term or this Agreement, the Company shall pay, or issue to, GAC the compensation described below:

(i) In cash, as proceeds from the sale of such restricted securities are received by the Company, at the closing (or closings),, an amount equivalent to 10% of the gross amount of the unregistered securities of the Company sold by the Company to investors, as contemplated by this Agreement.

(ii) In cash a 3% non-accountable expense allowance, as proceeds from the sale of such restricted securities are received by the Company at the closing (or closings).

(iii) At the closing (or closings), the Company shall sell to GAC, for a purchase price of $.01 (one cent) per warrant,, warrants exercisable for a period of five years to purchase 10% of the amount of the same securities purchased by investors in this offering with an exercise price equal to the purchase price of the restricted securities paid by the investors in this offering. Said warrants shall have net exercise provisions, typical anti- dilution provisions, and shall be non-redeemable. If the Company is acquired or the subject of a merger or other business combination, in exchange for the aforementioned warrants, GAC shall receive an amount equal to 10% of the cash or securities or other Legal Consideration (as defined in Exhibit “A”), received by the investors in this offering.

4.	Preliminary Due Diligence Expenses

As a retainer, the Company, upon execution of this Agreement, shall issue to GAC, Warrants exercisable for $.01 (one cent) representing .50% (one half of one percent) of the currently issued and outstanding stock of the Company. Said warrants shall have net exercise provisions, typical anti- dilution provisions, shall be non-redeemable and shall be exercisable for 5 years.

5.	Reimbursement of Out of Pocket Expenses

The Company will reimburse GAC promptly for all reasonable out-of-pocket expenses including GAC’s legal fees, provided however, that any individual expense item, other than legal fees, which exceeds one thousand dollars ($1,000) shall be approved in advance, in writing, by the Company. Expenses, excluding legal fees, shall not exceed $5,000 in the aggregate without the prior approval of the Company. The Company shall pay the third-party Closing Escrow Agent (of GAC’s choosing) fee directly to the Escrow Agent. Such fee shall not exceed $5,000 and shall cover all closings, closing documents and memorialisation.

6.	GAC’s Duties

(a) Use its best efforts to offer and sell the Company’s unregistered securities, as contemplated by this Agreement; provided, however, that nothing in this Agreement or otherwise shall be deemed a guaranty or warranty by GAC that it will be successful in raising any money for the Company.

(b) Devote such time as may be reasonably necessary for the purpose of performing its best efforts to successfully offer and sell the Company’s restricted securities, as contemplated by this Agreement.

7.	Copies of Contract, etc.

After execution of any contract or contracts between the Company and investors who are to be purchasers of the Company’s restricted securities, the Company shall promptly provide to GAC a copy of such contract and, thereafter, any and all amendments thereto.

8.	Term of Agreement

This Agreement shall be for a period of four months (4) months from the signing of this agreement unless sooner terminated or extended by mutual consent between the Company and GAC.

9.	Future Financings: Investment Banking Services

Upon the closing of this Placement, provided the minimum funds contemplated by this Agreement are raised, the Company agrees that GAC shall have the right to be the Company’s exclusive Investment Banker for the next two (2) years following the closing with respect to all future financing involving the private or public sale of securities by the Company or the sale of securities convertible into stock of the Company (“Future Company Financings”) or services involving the sale of the Company or acquisitions of other companies or entities by the Company.

10.	Merger or Acquisition Services

(a) If during the marketing period of the offering for sale of the company’s unregistered securities, or for a period of 12 months thereafter, a merger or acquisition, or sale opportunity for the Company arises, with the Company being either the acquirer or the target, GAC as the Company’s Exclusive Financial Advisor shall be retained to advise the Company. Fees to GAC shall be three percent (3%) of the first ten million dollars of “Legal Consideration” (as defined in Exhibit A), and two percent (2%) of all Legal Consideration amounts above ten million dollars. All amounts payable pursuant to this paragraph 10 hereof are due and payable to GAC, in cash or by certified check, at the closing or closings of any Transaction.

(b) In the event GAC introduces to the company any party who came to know the company through an introduction as described in this agreement, then this provision shall also continue to remain in effect after the termination of this agreement regarding any of the above mentioned transactions occurring within an eighteen (18) months period after the termination.

Introduction as used herein; means direct referral of the third party to the Company by GAC or any third party learning of the Company through the delivery of a Term Sheet, private placement memorandum or other documents by GAC or its agent, or receipt or review by any other means.

11.	No Employment Contract

Nothing contained in this Agreement shall be construed to constitute GAC as a partner, employee, or agent of the Company, nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible for its own actions.

12.	Indemnification

The Company agrees to indemnify and hold GAC and its current and future affiliates, control persons, directors, officers, employees and agents (each an “Indemnified Person”) harmless from and against all losses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute whether or not GAC or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of GAC entering into or performing services under this Agreement or arising out of any matter referred to in this Agreement. This indemnity shall also include GAC and/or any such other Indemnified Person’s reasonable attorneys and accountants’ fees and out-of-pocket expenses incurred in, and the cost of GAC personnel whose time is spent in connection with, such investigations, actions, proceedings or disputes which fees, expenses and costs shall be periodically reimbursed to GAC and/or to any such other Indemnified Person by the Company as they are incurred; provided, however, that the indemnity herein set forth shall not apply where a court of competent jurisdiction has made a final determination that GAC acted in a grossly negligent manner or engaged in willful misconduct in the performance of its services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (not pending any such final determination the indemnification and reimbursement provisions herein above set forth shall apply and the Company shall perform its obligations hereunder to reimburse GAC and/or each such other Indemnified Person periodically for its, his or their fees, expenses and costs as they are incurred). The Company also agrees that neither GAC nor any other Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with any act or omission to act by GAC as a result of its engagement under this Agreement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that is found in a final determination by a court of competent jurisdiction to have resulted from GAC’s gross negligence or willful misconduct.

If for any reason, the foregoing indemnification is unavailable to GAC or any such other Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by GAC or any such other Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and GAC or any such other Indemnified Person on the other hand, but also the relative fault of the Company and GAC or any such other Indemnified Person, as well as any relevant equitable considerations: provided that in no event will the aggregate contribution by GAC and any such other Indemnified Person hereunder exceed the amount of fees actually received by GAC pursuant to this Agreement. The reimbursement, indemnity and contribution obligations of the Company hereinabove set forth shall be in addition to any liability which the Company may otherwise have and these obligations and the other provisions hereinabove set forth shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, GAC and any other Indemnified Person.

13.	Coordination of Efforts and Exclusivity

In order to coordinate the efforts of both GAC and the Company, and to maximize the possibility of completing a satisfactory transaction during the term of this Agreement, GAC shall have the exclusive authority to initiate discussions with potential investors. In the event the Company, its directors, officers, employees or shareholders receive any inquiries or conduct any discussions concerning the availability of the Company’s securities for purchase, such inquiries and discussions shall be promptly referred to GAC.

14.	Entire Contract

This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements. There are no other agreements, representations, or warranties not set forth, or referred to, herein.

15.	Compliance with Applicable Law

The Company and GAC each agree that it will inquire of the laws applicable to the performance of its obligations hereunder, and each agrees to abide by and comply with those laws.

16.	Dispute Resolution; Attorney Fees

(a) The Company and GAC each hereby irrevocably submits to the jurisdiction of any New York State of Federal court sitting in New York County over any action or proceeding arising out of or relating to this Agreement and the Company and GAC each hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Company and GAC each hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Company and GAC each agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) The prevailing party in any legal proceeding shall be entitled to reimbursement for all legal expenses in connection therewith, including its attorney fees.

17.	Notices

All notice or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the Company or GAC, to their respective addresses set forth at the beginning of this Agreement. Any notices to GAC shall be sent Attn: Averell Satloff, Managing Director. Any notices sent to the Company shall be sent Attn: Mr. Bob Cambridge, CEO.

18.	Non-Waiver

No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

19.	Headings

Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

20.	Governing Law

This Agreement shall be construed in accordance with, and governed by, the procedural and substantive laws of the State of New York, without giving effect to conflict of law principles.

21.	Counterparts

This Agreement may be executed in one or more counterparts, all of which shall constitute one agreement.

22.	Binding Effect

The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

23.	Due Authority

The Company and GAC each represents to the other that it has due authority to enter into this Agreement and that the officer executing this agreement has full authority to do so.

24.	Survival

Paragraphs 9, 10(a), 12, 16, 20, and the contents contained therein are meant to survive the termination of this Agreement.

Global Arena Capital Corp.

By:	/s/ Averell Satloff
Averell Satloff, Managing Director
Head of Investment Banking
Dated: September 11, 2009

Croff Enterprises, Inc. (America’s Minority Health Network, Inc)

Agreed and Accepted by:

By:	/s/ Bob Cambridge
Bob Cambridge
Dated: September 11, 2009